Exhibit 99.1

Papa John’s Announces First Quarter 2014 Results

First Quarter Comparable Sales Increases of 9.6% for North America and 6.4% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 6, 2014--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 30, 2014.

Highlights

  First quarter earnings per diluted share of $0.45 in 2014 compared to $0.42 in 2013
  System-wide comparable sales increases of 9.6% for North America and 6.4% for international
  2014 guidance reaffirmed

“I’d like to congratulate our operators on delivering another excellent quarter, especially considering the commodity headwinds we’ve seen thus far in 2014,” said Papa John’s founder, chairman and CEO, John Schnatter. “I’m extremely confident that we will continue to drive the business forward globally by building on the quality advantages we have established over the past 30 years. We will also continue to capitalize on digital expertise, with our industry-leading digital sales mix approaching 50% of total sales and almost 60% of all delivery sales.”

First quarter 2014 revenues were $401.4 million, a 12.9% increase from first quarter 2013 revenues of $355.6 million. Net income was $19.3 million for both the first quarter of 2014 and 2013. First quarter 2014 diluted earnings per share were $0.45 compared to first quarter 2013 diluted earnings per share of $0.42.

Global Restaurant and Comparable Sales Information

	First Quarter
	Mar. 30, 2014	Mar. 31, 2013

Global restaurant sales growth (a)	12.5%	6.1%

Global restaurant sales growth, excluding the impact of foreign currency (a)	13.2%	6.5%

Comparable sales growth (b)
Domestic company-owned restaurants	11.4%	3.9%
North America franchised restaurants	8.9%	0.8%
System-wide North America restaurants	9.6%	1.6%

System-wide international restaurants	6.4%	8.2%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues were $401.4 million for the first quarter of 2014, an increase of $45.8 million, or 12.9%. This increase in revenues was primarily due to the following:

  Domestic company-owned restaurant sales increased $20.3 million, or 12.9%, primarily due to an increase of 11.4% in comparable sales during the first quarter of 2014.
  North America franchise royalty revenue increased $1.9 million, or 9.1%, primarily due to an increase of 8.9% in comparable sales during the first quarter of 2014.
  Domestic commissary sales increased $20.2 million, or 14.0%, due to increases in the prices of certain commodities, primarily cheese, and an increase in sales volumes.
  International revenues increased $3.7 million, or 18.6%, primarily due to an increase in the number of restaurants and an increase in comparable sales of 6.4%, calculated on a constant dollar basis.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis:

	First Quarter
	Mar. 30,	Mar. 31,	Increase
(In thousands)	2014	2013	(Decrease)

Domestic company-owned restaurants	$13,285	$10,956	$2,329
Domestic commissaries	10,431	10,163	268
North America franchising	19,484	18,222	1,262
International	732	341	391
All others	590	659	(69)
Unallocated corporate expenses	(12,461)	(9,518)	(2,943)
Elimination of intersegment profits	(651)	(526)	(125)
Total income before income taxes	$31,410	$30,297	$1,113

First quarter 2014 income before income taxes increased approximately $1.1 million, or 3.7%. This increase was primarily due to the following:

  Domestic company-owned restaurants increased approximately $2.3 million primarily due to the 11.4% increase in comparable sales, partially offset by lower profits from higher commodity costs. The market price for cheese averaged $2.21 per pound for the first quarter of 2014, compared to $1.66 per pound in the prior year.
  Domestic commissaries income increased approximately $300,000 as the incremental profits from higher sales were partially offset by higher costs resulting from the transition to in-house distribution from a third party provider at certain of our commissaries. We manage commissary results on a full year basis and anticipate the 2014 full year profit margin will approximate 2013.
  North America franchising increased approximately $1.3 million primarily due to higher royalties attributable to the strong 8.9% comparable sales.
  International income increased approximately $400,000 primarily due to the increase in units and comparable sales of 6.4%, which resulted in both higher royalties and an increase in United Kingdom profits.

These increases were partially offset by higher unallocated corporate expenses of approximately $2.9 million in 2014 due to the following:

  the prior year included an $800,000 benefit from a decrease in the redemption value of a mandatorily redeemable noncontrolling interest in a joint venture;
  interest costs were approximately $400,000 higher due to both a higher average outstanding debt balance and a higher effective interest rate; and
  an increase in general and administrative costs, including higher salaries, benefits and long-term performance-based incentive compensation.

The first quarter 2014 effective income tax rate was 34.6%, representing an increase of 1.7% from the prior year rate of 32.9%. Our effective income tax rate may fluctuate from quarter to quarter for various reasons. The higher tax rate in the first quarter of 2014 was primarily due to the prior year period including both the benefit of the reinstatement of certain 2012 tax credits under the American Taxpayer Relief Act of 2012 and favorable state tax settlements.

The company’s free cash flow, a non-GAAP financial measure, for the first quarters of 2014 and 2013, was as follows (in thousands):

	First Quarter
	Mar. 30,	Mar. 31,
	2014	2013

Net cash provided by operating activities (a)	$26,678	$29,914
Purchases of property and equipment	(11,137)	(13,248)
Free cash flow	$15,541	$16,666

(a) The decrease of approximately $3.2 million includes higher inventory levels of equipment to support the rollout of our new proprietary point-of-sale technology system (“FOCUS”) to our domestic system-wide restaurants.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three-month period ended March 30, 2014.

Global Restaurant Unit Data

At March 30, 2014, there were 4,440 Papa John’s restaurants operating in all 50 states and in 34 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 29, 2013	665	2,621	3,286	1,142	4,428
Opened	2	21	23	23	46
Closed	(1)	(27)	(28)	(6)	(34)
Ending - March 30, 2014	666	2,615	3,281	1,159	4,440

Unit growth (decline)	1	(6)	(5)	17	12

% increase (decrease)	0.2%	-0.2%	-0.2%	1.5%	0.3%

Our development pipeline as of March 30, 2014 included approximately 1,300 restaurants (200 units in North America and 1,100 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the first quarter of 2014 and subsequent repurchases through April 29, 2014 (in thousands):

Period	Number of Shares	Cost

First Quarter 2014	651	$32,800

March 31, 2014 through April 29, 2014	338	$16,988

There were 42.7 million diluted weighted average shares outstanding for the first quarter, representing a decrease of 6.4% over the prior year first quarter. Diluted earnings per share increased $0.03 for the first quarter of 2014 due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 41.5 million actual shares of the company’s common stock were outstanding as of March 30, 2014.

2014 Guidance Update

The company is reaffirming all 2014 guidance.

Conference Call

A conference call is scheduled for May 7, 2014 at 10:00 a.m. Eastern Time to review our first quarter 2014 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 17445556.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the impact of adverse general economic conditions, such as increasing tax rates;
  the impact that product recalls, food quality or safety issues, incidences of foodborne illness and other general public health concerns could have system-wide on our restaurants or our results;
  failure to maintain our brand strength and quality reputation;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients or other restaurant costs. This could include increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  disruption of our supply chain or our commissary operations which could be caused by sole or limited source of suppliers or weather, drought, disease or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions and instability in our international markets and difficulty in meeting planned sales targets and new store growth. This could include our expansion into emerging or underpenetrated markets, such as China, where we have a company-owned presence. Based on prior experience in underpenetrated markets, operating losses are likely to occur as the market is being established;
  the credit performance of our franchise loan program;
  the impact of the resolution of current or future claims and litigation;
  current or proposed legislation impacting our business;
  the impact of changes in currency exchange and interest rates;
  failure to effectively execute succession planning, and our reliance on the services of our Founder and Chief Executive Officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, and risks associated with data privacy and security breaches, including theft of company and customer information. This would include the increased risk associated with the planned rollout of our new domestic point-of-sale system. If prolonged and widespread technological problems are experienced during the rollout, our domestic corporate and franchise operations could be disrupted, which could adversely impact sales.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended
	March 30, 2014	March 31, 2013
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$178,193	$157,898
Franchise royalties	22,614	20,733
Franchise and development fees	144	546
Domestic commissary sales	164,047	143,894
Other sales	12,750	12,607
International:
Royalties and franchise and development fees	5,779	5,067
Restaurant and commissary sales	17,850	14,859
Total revenues	401,377	355,604

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	45,156	37,073
Salaries and benefits	47,583	43,272
Advertising and related costs	16,256	14,793
Occupancy costs	9,311	8,711
Other restaurant operating expenses	25,287	22,745
Total domestic company-owned restaurant expenses	143,593	126,594

Domestic commissary expenses:
Cost of sales	128,924	110,923
Salaries and benefits	7,024	6,016
Other commissary operating expenses	15,855	15,461
Total domestic commissary expenses	151,803	132,400

Other operating expenses	11,431	11,452
International restaurant and commissary expenses	14,885	12,653
General and administrative expenses	36,966	33,158
Other general expenses	1,533	1,185
Depreciation and amortization	9,164	8,537
Total costs and expenses	369,375	325,979

Operating income	32,002	29,625
Net interest (expense) income	(592)	672
Income before income taxes	31,410	30,297
Income tax expense	10,869	9,978
Net income before attribution to noncontrolling interests	20,541	20,319
Income attributable to noncontrolling interests	(1,230)	(1,013)
Net income attributable to the company	$19,311	$19,306

Calculation of income for earnings per share:
Net income attributable to the company	$19,311	$19,306
Increase in noncontrolling interest redemption value	(8)	-
Net income attributable to participating securities	(137)	-
Net income attributable to common shareholders	$19,166	$19,306

Basic earnings per common share	$0.46	$0.43
Diluted earnings per common share	$0.45	$0.42

Basic weighted average common shares outstanding	41,778	44,512
Diluted weighted average common shares outstanding	42,696	45,612

Dividends declared per common share	$0.125	$-

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 30,	December 29,
	2014	2013
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$14,388	$13,670
Accounts receivable, net	53,682	53,203
Notes receivable, net	5,825	3,566
Inventories	27,767	23,035
Deferred income taxes	5,830	8,004
Prepaid expenses and other current assets	21,847	23,562
Total current assets	129,339	125,040

Property and equipment, net	213,427	212,097
Notes receivable, less current portion, net	11,852	13,239
Goodwill	79,430	79,391
Other assets	34,551	34,524
Total assets	$468,599	$464,291

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$34,342	$35,653
Income and other taxes payable	7,669	4,401
Accrued expenses and other current liabilities	51,876	57,807
Total current liabilities	93,887	97,861

Deferred revenue	5,953	5,827
Long-term debt	177,167	157,900
Deferred income taxes	13,729	14,660
Other long-term liabilities	43,589	42,835
Total liabilities	334,325	319,083

Redeemable noncontrolling interests	7,789	7,024

Total stockholders' equity	126,485	138,184
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$468,599	$464,291

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 30, 2014	March 31, 2013
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$20,541	$20,319
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	145	314
Depreciation and amortization	9,164	8,537
Deferred income taxes	6,170	3,325
Stock-based compensation expense	2,190	1,681
Excess tax benefit on equity awards	(4,900)	(1,142)
Other	1,110	(180)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(854)	(627)
Inventories	(3,210)	(1,744)
Prepaid expenses and other current assets	1,715	3,380
Other assets and liabilities	(795)	38
Accounts payable	(1,311)	(406)
Income and other taxes payable	3,268	1,243
Accrued expenses and other current liabilities	(6,958)	(4,641)
Deferred revenue	403	(183)
Net cash provided by operating activities	26,678	29,914

Investing activities
Purchases of property and equipment	(11,137)	(13,248)
Loans issued	(1,758)	(1,748)
Repayments of loans issued	1,164	1,916
Other	7	319
Net cash used in investing activities	(11,724)	(12,761)

Financing activities
Net proceeds on line of credit facility	19,267	20,652
Cash dividends paid	(5,240)	-
Excess tax benefit on equity awards	4,900	1,142
Tax payments for equity award issuances	(3,233)	(843)
Proceeds from exercise of stock options	2,989	2,704
Acquisition of Company common stock	(32,800)	(32,122)
Contributions from noncontrolling interest holders	-	350
Distributions to noncontrolling interest holders	(300)	(1,000)
Other	223	112
Net cash used in financing activities	(14,194)	(9,005)

Effect of exchange rate changes on cash and cash equivalents	(42)	7
Change in cash and cash equivalents	718	8,155
Cash and cash equivalents at beginning of period	13,670	16,396

Cash and cash equivalents at end of period	$14,388	$24,551

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer